Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291, 333-166598 and 333-184165),on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3(Registration Number 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc. of our report dated March 31, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Restatement of Previously Issued Financial Statements as described in Note 2, as to which the date is March 31, 2014 relating to the financial statements of Sabine Oil & Gas LLC , which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Houston, TX
March 31, 2014